Exhibit 10-10
Senior Executive Annual Incentive Plan

STATE STREET CORPORATION
STATE STREET BANK AND TRUST COMPANY
SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE:

The purpose of the Senior Executive Annual Incentive Plan set forth herein (as the same may from time to time be amended, the "Plan") is to provide additional incentive and reward to Senior Executives of State Street Corporation (the "Company") to achieve targeted levels of achievement.

ELIGIBILITY:

Participants in the Plan for any year shall include the Chief Executive Officer of the Company and such other key executives as may be designated as participants for such year by the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company.

AWARDS:

The Committee shall annually award grants to those persons who are participants for the year, and shall establish the goals (which may be specified as ranges) for such awards.

PERFORMANCE GOALS:

No payment under an award granted under the Plan shall be made unless the performance goals specified with respect to the award are met or exceeded. Performance goals with respect to an award must be preestablished by the Committee not later than ninety (90) days after the beginning of the year with respect to which the award is granted (the "award year") or by such other time as may be required in order to qualify the award under Section 162 (m)(4)(C) of the Internal Revenue Code (the "Code"). Once established in accordance with the preceding sentence, performance goals may not be modified except to reflect extraordinary items (determined in accordance with generally accepted accounting principles) or changes in the stock of the Company (such as stock splits, stock dividends or recapitalizations) and then only to the extent, if any, consistent with continued qualification of the award under Section 162(m)(4)(C) of the Code.

For purposes of the Plan, a "performance goal" means an objectively determinable target level of achievement based on any or any combination of the following criteria (determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units): earnings or earnings per share; return on equity; total stockholder return; revenue; market share; quality/service; organizational development; strategic initiatives (including acquisitions or dispositions) and risk control.

ADDITIONAL TERMS:

Each award under the Plan shall be subject to the following terms:

A.

No more than $7,500,000 shall be payable under an award to any participant for any award year. The foregoing limit shall be applied before taking into account any notional earnings on deferrals described in E. below.

B.

Subject to A. above, the Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded. In no event, however, shall any amount be payable under an award if the performance goals with respect to such award, or any of them, fails to be achieved.

C.

No payment shall be made with respect to an award until and unless the Committee shall have certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) that the performance goals with respect to such award have been met.

D.

Except as provided in this paragraph and in E. below, all payments, if any, under an award shall be paid in cash as soon as practicable following certification by the Committee as described above. Notwithstanding the foregoing, the Committee may provide that some portion or all of any award payment be made in shares of common stock of the Company ("Stock") in lieu of cash. Any shares of stock delivered pursuant to this paragraph shall be issued under the 1997 Equity Incentive Plan and may include Restricted Stock, Unrestricted Stock or Deferred Stock (as those terms are defined in the 1997 Equity Incentive Plan). The number of shares of Stock delivered in lieu of any cash amount under an award (the "replaced cash portion") shall be that number which equals the replaced cash portion divided by the fair market value of a share of Stock (determined without regard to any restrictions) on the date the Committee certifies under C. above that the performance goal or goals with respect to the award have been met.

E.

Subject to such rules and limitations as the Committee may prescribe from time to time (the "deferral rules"), a participant may elect to have all or any portion of an award payment deferred for a fixed term of years, until retirement, death, disability or other termination of employment, or until the occurrence of some other event. Any amount so deferred shall be credited to the participant's account on the books of the Company and shall represent an unfunded and unsecured liability of the Company to pay the amount so deferred plus such additional amount, if any, representing notional earnings on the deferral ("earnings") as may be prescribed under the deferral rules. The portion of any award payable in Deferred Stock (as defined in the 1997 Equity Incentive Plan) shall likewise represent an unfunded and unsecured promise by the Company to deliver shares in the future pursuant to the terms of the 1997 Equity Incentive Plan. Earnings with respect to a deferred award shall be limited so as to satisfy the requirements of Treas. Regs.[section symbol] 1.162-27(e)(2)(iii)(B) (relating to reasonable rates of interest or other returns based on predetermined actual investments) and any limitations imposed by the Federal Deposit Insurance Corporation or similar limitations.

F.

To be entitled to payment under an award, a participant must be employed by the Company or one of its subsidiaries on December 31 of the award year, except as the Committee may otherwise determine. In addition, the Committee in its discretion may cause an award to a participant to be forfeited if the participant, although employed by the Company or a subsidiary on December 31 of the award year (or on such other date, if any, as may have been fixed by the Committee), has ceased to be employed by the Company and its subsidiaries prior to the date that other awards are (or, but for deferral, would be) paid for such year.

G.	The Committee in its discretion may reduce (including to zero) any amount otherwise payable under an award, with or without specifying its reasons for doing so.

ACTIONS BINDING; NO RIGHT TO EMPLOYMENT, ETC.:

The Committee shall have complete discretion to construe and administer the Plan, to determine eligibility for awards, to determine performance goals, to determine whether or not any performance goal has been satisfied, to determine the amount of payment under any award, and otherwise to do all things necessary or appropriate to carry out the Plan. Actions by the Committee under the Plan shall be conclusive and binding on all persons.

Nothing in the Plan or in any award shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under an award shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

AMENDMENT AND TERMINATION:

The Committee may at any time amend the Plan or awards made under the Plan, but only to the extent consistent with continued qualification of awards under Section 162(m)(4)(C) of the Code. The Committee may terminate the Plan at any time.